News Release		Exhibit 99.1

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news/	Address:	P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES ELECTION
OF LAURENCE E. SIMMONS TO BOARD OF DIRECTORS

HOUSTON, Nov. 13, 2009 - Continental Airlines (NYSE: CAL) today announced that Laurence E. “L.E.” Simmons, president of SCF Partners, has been elected to the airline’s board of directors.

Simmons founded SCF Partners in 1989 and for nearly two decades has overseen the investment of more than $1 billion to build successful energy service and equipment companies. He previously was co-founder and partner of Simmons & Company International.

“We are fortunate to have L.E. join our board,” said Larry Kellner, Continental’s chairman and chief executive officer. “His financial expertise and knowledge of the energy markets will be of great value to our company.”

“I am pleased to join Larry and the other board members in welcoming L.E. to the Continental board of directors,” said Jeff Smisek, president and chief operating officer, and chairman and chief executive officer elect. “We look forward to the insights he will bring to our meetings.”

Simmons holds an MBA from Harvard University, and attended the London School of Economics and the University of Utah. He currently serves on the board of Zions Bancorporation and formerly served on the board of ExpressJet Holdings, Inc.

In addition, Simmons serves on several civic boards in the Houston area, including Texas Children’s Hospital, where he was chairman, and the Sam Houston Area Council for the Boy Scouts of America.   He is a trustee of Rice University, serves as chairman of Houston Endowment, Inc., and is on the boards of The Methodist Hospital Research Institute and The Kinkaid School.  Simmons also is a member of the Visiting Committee of the Harvard Business School.

Continental Airlines is the world’s fifth largest airline.  Continental, together with Continental Express and Continental Connection, has more than 2,400 daily departures throughout the Americas, Europe and Asia, serving 130 domestic and 132 international destinations.   Continental is a member of Star Alliance, which provides access to more than 900 additional points in 169 countries via 24 other member airlines.  With more than 41,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with its regional partners, carries approximately 63 million passengers per year.

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